Exhibit 97.1

CLAWBACK POLICY

1.	OBJECTIVE

The Board of Directors (the “Board”) of Vitru Limited (the “Company”) has adopted this Clawback Policy (the “Policy”) to be applied to the Executive Officers of the Company as of the Effective Date.

2.	DEFINITIONS

For purposes of this Policy, the following definitions shall apply:

a)	“Company Group” means the Company and each of its Subsidiaries, as applicable.
b)	“Covered Compensation” means any Incentive-Based Compensation granted, vested or paid to a person who served as an Executive Officer at any time during the performance period for the Incentive-Based Compensation and that was received (i) on or after the effective date of Nasdaq Rule 5608, (ii) after the person became an Executive Officer and (iii) at a time that the Company had a class of securities listed on a United States national securities exchange.
c)	“Effective Date” means October 2, 2023.
d)	“Erroneously Awarded Compensation” means the amount of Covered Compensation granted, vested or paid to a person during the fiscal period in which the applicable Financial Reporting Measure relating to such Covered Compensation was attained, that exceeds the amount of Covered Compensation that otherwise would have been granted, vested or paid to the person had such amount been determined based on the applicable Restatement, computed without regard to any taxes paid (i.e., on a pre-tax basis). For Covered Compensation based on stock price or total shareholder return, where the amount of Erroneously Awarded Compensation is not subject to mathematical recalculation directly from the information in a Restatement, the Board will determine the amount of such Covered Compensation that constitutes Erroneously Awarded Compensation, if any, based on a reasonable estimate of the effect of the Restatement on the stock price or total shareholder return upon which the Covered Compensation was granted, vested or paid and the Board shall maintain documentation of such determination and provide such documentation to the Nasdaq.
e)	“Exchange Act” means the Securities Exchange Act of 1934.
f)	“Executive Officer” means the Company’s president, principal financial officer, principal accounting officer (or if there is no such accounting officer, the controller), any vice-president of the Company in charge of a principal business unit, division, or function (such as sales, administration, or finance), any other officer who performs a policy-making function, and any other person who performs similar policy-making functions for the Company. Executive officers of the Company’s parent(s) or subsidiaries are deemed executive officers of the Company if they perform such policy-making functions for the Company. “Policy-making function” does not include policy- making functions that are not significant. Both current and former Executive Officers are subject to the Policy in accordance with its terms.
g)	“Financial Reporting Measure” means (i) any measure that is determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements, and any measures derived wholly or in part from such measures and may consist of IFRS/GAAP or non-IFRS/non-GAAP financial measures (as defined under Regulation G of the Exchange Act and Item 10 of Regulation S-K under the Exchange Act), (ii) stock price or (iii) total shareholder return. Financial Reporting Measures need not be presented within the Company’s financial statements or included in a filing with the SEC.
h)	“Home Country” means the Company’s jurisdiction of incorporation.
i)	“Incentive-Based Compensation” means any compensation that is granted, earned or vested based wholly or in part upon the attainment of a Financial Reporting Measure.
j)	“Lookback Period” means the three completed fiscal years (plus any transition period of less than nine months that is within or immediately following the three completed fiscal years and that results from a change in the Company’s fiscal year) immediately preceding the date on which the Company is required to prepare a Restatement for a given reporting period, with such date being the earlier of: (i) the date the Board, a committee of the Board, or the officer or officers of the Company authorized to take such action if Board action is not required, concludes, or reasonably should have concluded, that the Company is required to prepare an Restatement, or (ii) the date a court, regulator or other legally authorized body directs the Company to prepare a Restatement. Recovery of any Erroneously Awarded Compensation under the Policy is not dependent on if or when the Restatement is actually filed.
k)	“Nasdaq” means the Nasdaq Stock Market.
l)	“Received” Incentive-Based Compensation is deemed “received” in the Company’s fiscal period during which the Financial Reporting Measure specified in or otherwise relating to the Incentive- Based Compensation award is attained, even if the grant, vesting or payment of the Incentive-Based Compensation occurs after the end of that period.
m)	“Restatement” means a required accounting restatement of any Company financial statement due to the material noncompliance of the Company with any financial reporting requirement under the securities laws, including (i) to correct an error in previously issued financial statements that is material to the previously issued financial statements (commonly referred to as a “Big R” restatement) or (ii) to correct an error in previously issued financial statements that is not material to the previously issued financial statements but that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period (commonly referred to as a “little r” restatement), within the meaning of Exchange Act Rule 10D-1 and Nasdaq Rule 5608. Changes to the Company’s financial statements that do not represent error corrections under the then-current relevant accounting standards will not constitute Restatements. Recovery of any Erroneously Awarded Compensation under the Policy is not dependent on fraud or misconduct by any person in connection with the Restatement.
n)	“SEC” means the United States Securities and Exchange Commission.
o)	“Subsidiary” means any domestic or foreign corporation, partnership, association, joint stock company, joint venture, trust or unincorporated organization “affiliated” with the Company, that is, directly or indirectly, through one or more intermediaries, “controlling”, “controlled by” or “under common control with”, the Company. “Control” for this purpose means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such person, whether through the ownership of voting securities, contract or otherwise.
3.	RECOUPMENT OF ERRONEOUSLY AWARDED COMPENSATION

In the event of a Restatement, any Erroneously Awarded Compensation received during the Lookback Period prior to the Restatement (a) that is then-outstanding but has not yet been paid shall be automatically and immediately forfeited and (b) that has been paid to any person shall be subject to reasonably prompt repayment to the Company Group in accordance with Section 4 of this Policy. The Board must pursue (and shall not have the discretion to waive) the forfeiture and/or repayment of such Erroneously Awarded Compensation in accordance with Section 4 of this Policy, except as provided below. For the avoidance of doubt, the Company’s obligation to recover Erroneously Awarded Compensation is not dependent on (a) if or when the restated financial statements are filed or (b) any fault of any Executive Officer for the accounting errors or other actions leading to a Restatement.

Notwithstanding the foregoing, a majority of the independent directors serving on the Board may determine not to pursue the forfeiture and/or recovery of Erroneously Awarded Compensation from any person if such majority determines that such forfeiture and/or recovery would be impracticable due to any of the following circumstances: (i) the direct expense paid to a third party (for example, reasonable legal expenses and consulting fees) to assist in enforcing the Policy would exceed the amount to be recovered, including the costs that could be incurred if pursuing such recovery would violate local laws other than the Company’s Home Country laws (following reasonable attempts by the Company Group to recover such Erroneously Awarded Compensation, the documentation of such attempts, and the provision of such documentation to the Nasdaq), (ii) pursuing such recovery would violate the Company’s Home Country laws adopted prior to November 28, 2022 (provided that the Company obtains an opinion of Home Country counsel acceptable to the Nasdaq that recovery would result in such a violation and provides such opinion to the Nasdaq), or (iii) recovery would likely cause any otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of Company Group, to fail to meet the requirements of 26 U.S.C. 401(a)(13) or 26 U.S.C. 411(a) and regulations thereunder.

4.	MEANS OF REPAYMENT

In the event that the Board determines that any person shall repay any Erroneously Awarded Compensation, the Board shall provide written notice to such person by email or certified mail to the physical address on file with the Company Group for such person, and the person shall satisfy such repayment in a manner and on such terms as required by the Board, and the Company Group shall be entitled to set off the repayment amount against any amount owed to the person by the Company Group, to require the forfeiture of any award granted by the Company Group to the person, or to take any and all necessary actions to reasonably promptly recoup the repayment amount from the person, in each case, to the fullest extent permitted under applicable law, including without limitation, Section 409A of the Internal Revenue Code and the regulations and guidance thereunder. If the Board does not specify a repayment timing in the written notice described above, the applicable person shall be required to repay the Erroneously Awarded Compensation to the Company Group by wire or cash no later than thirty (30) days after receipt of such notice.

5.	NO INDEMNIFICATION

No person shall be indemnified, insured or reimbursed by the Company Group in respect of any loss of compensation by such person in accordance with this Policy, nor shall any person receive any advancement of expenses for disputes related to any loss of compensation by such person in accordance with this Policy, and no person shall be paid or reimbursed by the Company Group for any premiums paid by such person for any third-party insurance policy covering potential recovery obligations under this Policy. For this purpose, “indemnification” includes any modification to current compensation arrangements or other means that would amount to de facto indemnification (for example, providing the person a new cash award which would be cancelled to effect the recovery of any Erroneously Awarded Compensation). In no event shall the Company Group be required to award any person an additional payment if any Restatement would result in a higher incentive compensation payment.

6.	MISCELLANEOUS

This Policy generally will be administered and interpreted by the Board. Any determination by the Board with respect to this Policy shall be final, conclusive and binding on all interested parties. The determinations of the Board under this Policy, if any, need not be uniform with respect to all persons, and may be made selectively amongst persons, whether or not such persons are similarly situated. The Board shall have the power to (a) correct any defect, supply any omission and reconcile any inconsistency in this Policy, and (b) make any other determination and take any other action that the Board deems necessary or desirable for the administration of this Policy and to comply with applicable law (including Section 10D of the Exchange Act) and applicable stock market or exchange rules and regulations.

This Policy is intended to satisfy the requirements of Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act, as it may be amended from time to time, and any related rules or regulations promulgated by the SEC or the Nasdaq, including any additional or new requirements that become effective after the Effective Date which upon effectiveness shall be deemed to automatically amend this Policy to the extent necessary to comply with such additional or new requirements.

The provisions in this Policy are intended to be applied to the fullest extent of the law. To the extent that any provision of this Policy is found to be unenforceable or invalid under any applicable law, such provision will be applied to the maximum extent permitted and shall automatically be deemed amended in a manner consistent with its objectives to the extent necessary to conform to applicable law. The invalidity or unenforceability of any provision of this Policy shall not affect the validity or enforceability of any other provision of this Policy. Recoupment of Erroneously Awarded Compensation under this Policy is not dependent upon the Company Group satisfying any conditions in this Policy, including any requirement to provide applicable documentation to the Nasdaq.

The rights of the Company Group under this Policy to seek forfeiture or reimbursement are in addition to, and not in lieu of, any rights of recoupment, or remedies or rights other than recoupment, that may be available to the Company Group pursuant to the terms of any law, government regulation or stock exchange listing requirement or any other policy, code of conduct, employee handbook, employment agreement, equity award agreement, or other plan or agreement of the Company Group.

Any applicable award agreement or other document setting forth the terms and conditions of any compensation covered by this Policy shall be deemed to include the restrictions imposed herein and incorporate this Policy by reference and, in the event of any inconsistency, the terms of this Policy will govern. For the avoidance of doubt, this Policy applies to all compensation that is received on or after the Effective Date, regardless of the date on which the award agreement or other document setting forth the terms and conditions of the Covered Executive’s compensation became effective, including, without limitation, compensation received under the First Stock Option Plan, the Stock Option Plan, and any successor plan to each of the foregoing.

This Policy will be governed and interpreted in accordance with the Laws of the Federative Republic of Brazil and any allegations or disputes arising from or in connection with this Policy must be resolved definitively by the jurisdiction of the district of Florianópolis/SC, Brazil.

7.	AMENDMENT AND TERMINATION

To the extent permitted by, and in a manner consistent with applicable law, including SEC and Nasdaq rules, the Board may terminate, suspend or amend this Policy at any time in its discretion. To the extent that any applicable law, or stock market or exchange rules or regulations require recovery of Erroneously Awarded Compensation in circumstances in addition to those specified herein, nothing in this Policy shall be deemed to limit or restrict the right or obligation of the Company to recover Erroneously Awarded Compensation to the fullest extent required by such applicable law, stock market or exchange rules and regulations. Unless otherwise required by applicable law, this Policy shall no longer be effective from and after the date that the Company no longer has a class of securities publicly listed on a United States national securities exchange.

8.	SUCESSORS

This Policy shall be binding and enforceable against all persons and their respective beneficiaries, heirs, executors, administrators or other legal representatives with respect to any Covered Compensation granted, vested or paid to or administered by such persons or entities.

9.	REVIEW

The area responsible for this document shall ensure that it is reviewed on an annual basis or whenever the Company requires such a review.

10.	OTHERS MATTERS

All employees must abide by internal rules and, if they face any difficulties in doing so, should communicate this to the Governance, Risks and Compliance area which shall promptly act to answer any questions and, if applicable, take corrective measures.

Breaches of this Policy, whether actual or suspected, can be reported through our Ethics Channel available on: https://sistema.canalethos.com.br/vitru/home.

ATTACHED I

VITRU LIMITED

CLAWBACK POLICY

ACKNOWLEDGMENT, CONSENT AND AGREEMENT

I acknowledge that I have received and reviewed a copy of the Vitru Limited Clawback Policy (as may be amended from time to time, the “Policy”), and I have been given an opportunity to ask questions about the Policy and review it with my counsel. I knowingly, voluntarily and irrevocably consent to and agree to be bound by and subject to the Policy’s terms and conditions, including that I will return any Erroneously Awarded Compensation that is required to be repaid in accordance with the Policy.

I further acknowledge, understand and agree that (i) the compensation that I receive, have received or may become entitled to receive from the Company Group is subject to the Policy, and the Policy may affect such compensation and (ii) I have no right to indemnification, insurance payments or other reimbursement by or from the Company Group for any compensation that is subject to recoupment and / or forfeiture under the Policy. Capitalized terms not defined herein have the meanings set forth in the Policy.

Signed:

Print Name:

Date: